EXHIBIT 5.1
[Letterhead of] CRAVATH, SWAINE & MOORE LLP [New York Office]

June 4, 2010

First Solar, Inc.

9,620,882 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for First Solar, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 9,620,882 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company issuable pursuant to the First Solar, Inc. 2010 Omnibus Incentive Compensation Plan and the First Solar, Inc. Associate Stock Purchase Plan (collectively, “the Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:  (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; (c) certain resolutions adopted by the board of directors of the Company; and (d) the Plans.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cravath, Swaine & Moore LLP

First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281